EXHIBIT 99.1

                                                        [COMPANY LOGO]

FOR IMMEDIATE RELEASE
CONTACT: JOSEPH T. SCHEPERS
         VICE PRESIDENT, CORPORATE COMMUNICATIONS
         (770) 419-3355



         UPDATED INFORMATION ON CRYOLIFE PROMOTION OF D. ASHLEY LEE TO EXECUTIVE VICE PRESIDENT, CHIEF OPERATING OFFICER AND CHIEF FINANCIAL
                                    OFFICER


ATLANTA, Nov. 3 /PRNewswire-FirstCall/ -- CryoLife, Inc. (NYSE: CRY), a biomaterials and biosurgical device company, reported today that it has promoted
D. Ashley Lee from Vice President Finance, Treasurer and Chief Financial Officer to Executive Vice President, Chief Operating Officer and Chief Financial Officer. He will continue to report directly to Steven G. Anderson, CryoLife's President, Chief Executive Officer and founder.

Mr. Lee, 40, a University of Mississippi graduate and a CPA, joined the Company as Controller in 1994, and was promoted to Vice President and Chief Financial Officer of the Company in April of 2000. He was appointed Treasurer of the Company in December 2002. Mr. Lee was an Audit Manager with Ernst and Young for seven years from 1987 to 1993. Prior to joining CryoLife, he was Assistant Director of Finance at Compass Retail, a wholly owned subsidiary of Equitable Real Estate.

Steven G. Anderson, President and Chief Executive Officer, stated, "I'm delighted to announce Ashley's promotion to Executive Vice President, Chief Operating Officer and Chief Financial Officer as it reflects the outstanding contributions that he has made to the Company and the leadership he has demonstrated. The Board joins with me to offer congratulations and best wishes to Ashley for his continuing efforts on behalf of CryoLife."

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiovascular and vascular surgeries throughout the United States and Canada. The Company's BioGlue(R) Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels and is CE marked in the European Community and approved in Canada for use in soft tissue repair and approved in Australia for use in vascular and pulmonary sealing and repair. The Company also manufactures the SG Model #100 vascular graft, which is CE marked for distribution within the European Community.

For additional information about the company, visit CryoLife's web site: http://www.cryolife.com

Contact:  Joseph T. Schepers
          Vice President, Corporate Communications
          (770) 419-3355

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding CryoLife, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.